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                                                                    Exhibit 99.1


Contacts:
William A. Hockett                                   Doyle Karr
Vice President of Corporate Communications           Public Affairs Manager
Myriad Genetics, Inc.                                Pioneer Hi-Bred, Int'l
(801) 584-3600                                       (515) 270-3428
Email: bhockett@myriad.com                           doyle.karr@pioneer.com
       -------------------
www.myriad.com                                       www.pioneer.com
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FOR IMMEDIATE RELEASE
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                  MYRIAD GENETICS AND DUPONT FORM $24 MILLION

                            RESEARCH COLLABORATION

Salt Lake City and Wilmington, April 3, 2002 - Myriad Genetics, Inc. (Nasdaq:
MYGN) and DuPont (NYSE: DD) announced today that they have formed a research collaboration to better understand the genetics that drive the proprietary products of Pioneer, a subsidiary of DuPont. During this two-year, $24 million collaboration, Myriad will apply its high-speed genomic sequencing capability and bioinformatics expertise to deliver molecular genetic information to Pioneer. This effort will enhance the development of high performing seed products.

"In addition to the revenues that Myriad will recognize, this collaboration with DuPont is important to Myriad in the further development and refinement of Myriad's technology processes, tools and automation methods," said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. "The technologies applied here are directly applicable to the Company's human therapeutic and diagnostic development programs. We anticipate that rapid haplotype determination will play a valuable role in understanding human genetics and pharmacogenomics and result in improved efficacy and reduced side effects of therapeutics."
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"Matched with the best crop scientists in the world, Myriad's expertise will help us better understand the basis of our elite products," says Rick McConnell, Pioneer President. "This information, along with our current efforts, will allow us to make the most of our crop genetics library and benefit our customers around the world."

In the last 5 months, Myriad has initiated strategic alliances with Pharmacia, Abbott and DuPont. These collaborations provide the funding for accelerated technology development within Myriad and the potential discovery of therapeutic and diagnostic products for Myriad and its partners. In addition to therapeutic collaborations, Myriad has a robust internal therapeutic pipeline. The Company's most advanced product, Flurizan(TM), has entered human clinical trials for prostate cancer. Myriad plans to initiate a Phase II trial with Flurizan in colonic polyps later this year. Additional advanced pre-clinical compounds include drugs to treat AIDS, acute thrombosis and colon cancer, rheumatoid arthritis and Alzheimer's disease.

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development of novel healthcare products. The Company has established two wholly owned subsidiaries. Myriad Pharmaceuticals, Inc. develops and intends to market therapeutic products, and Myriad Genetic Laboratories, Inc. develops and markets proprietary predictive medicine and personalized medicine products. The Company has established strategic alliances with Abbott, Bayer, Eli Lilly, Dupont, Hitachi, Novartis, Oracle, Pharmacia, Pioneer, Roche, Schering AG, Schering-Plough and Syngenta.

Pioneer Hi-Bred International, Inc., a subsidiary of DuPont, is the world's leading source of customized solutions for farmers, livestock producers and grain and oilseed processors. With headquarters in Des Moines, Iowa, Pioneer provides access to advanced plant genetics, crop protection solutions and quality crop systems to customers in nearly 70 countries. During 2002, DuPont is celebrating its 200/th/ year of scientific achievement and innovation - providing products and services that improve the lives of people everywhere. Based in Wilmington, Del., DuPont delivers science-based solutions for markets that make a difference in people's lives in the areas of food and nutrition, health care, apparel, home and construction, electronics and transportation.
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The discussion in this news release includes forward-looking statements that are subject to certain risks and uncertainties, including statements relating to the effect of the collaboration on the development of high performing seed products, the impact on Myriad's technology, the role and results of rapid haplotype determination, and Myriad's plans for Phase II clinical trials with Flurizan. Such statements are based on management's current expectations that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements, including, but not limited to uncertainties as to the extent of future government regulation of Myriad Genetics' business, uncertainties as to whether Myriad Genetics and its collaborators will be successful in developing, and obtaining regulatory approval for, and commercial acceptance of, therapeutics; the risk that markets will not exist for therapeutic compounds that Myriad Genetics develops or if such markets exist, that Myriad Genetics will not be able to sell compounds, which it develops, at acceptable prices. These and other risks are identified in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2001.
All information in this press release is as of April 3, 2002, and Myriad undertakes no duty to update this information unless required by law.

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